Exhibit 99.1

NEWS CORPORATION REPORTS FIRST QUARTER RESULTS FOR FISCAL 2015

FISCAL 2015 FIRST QUARTER KEY FINANCIAL HIGHLIGHTS

•	Revenues of $2.15 billion compared to $2.07 billion in the prior year

•	Reported Total Segment EBITDA of $170 million compared to $141 million in the prior year

•	Adjusted EPS were $0.09 compared to $0.03 in the prior year – Reported EPS were $0.11 compared to $0.05 in the prior year

•	Free cash flow available to News Corp improved by $83 million to $73 million

NEW YORK, NY – November 5, 2014 – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months ended September 30, 2014.

Commenting on the results, Chief Executive Robert Thomson said:

“We reported a 4% growth in revenues and a 21% growth in EBITDA, as well as meaningful increases to free cash flow and earnings per share, highlighting the power of our brands, the benefits of a balanced portfolio and the efficacy of our cost management, which will remain a focus of concerted attention. This past quarter demonstrates that our strategy to develop the new News for long-term growth is firmly on track.

Our digital offerings are expanding in reach and depth, while our global platform has been bolstered in books, online real estate and business information and analysis. The announced acquisition of Move will provide a new foundation for growth in digital real estate, and we will use our extensive resources at Dow Jones, News America Marketing and the New York Post to drive traffic and revenue in coming years. We also closed the acquisition of Harlequin and our team has already begun delivering on our expectations of increasing the international profile and potential of HarperCollins. Meanwhile, we have seen tangible improvement in our newspaper business in Australia and circulation revenue gains at The Times and The Wall Street Journal.

Overall, the results indicate that our stated mission of building on the company’s proud history and of focusing on digital and global expansion is very much on course.”

FIRST QUARTER RESULTS

The Company reported fiscal 2015 first quarter total revenues of $2.15 billion, a 4% increase as compared to the prior year first quarter revenues of $2.07 billion. The majority of the revenue increase reflects strength in the Book Publishing, Digital Real Estate Services and Digital Education segments and the inclusion of the results of Harlequin following its acquisition in August 2014, partially offset by lower advertising revenues at the News and Information Services segment and the sale of the Dow Jones Local Media Group (“LMG”) in September 2013. Adjusted revenues (as defined in Note 1) increased 1% compared to the prior year.

The Company reported first quarter Total Segment EBITDA of $170 million, a 21% increase as compared to $141 million in the prior year. These results include $14 million and $17 million in fees and costs – net of indemnification – related to the U.K. Newspaper Matters (as defined below) in the three months ended September 30, 2014 and 2013, respectively. The year-over-year EBITDA improvement was driven primarily by strong revenue performances in the Book Publishing, Digital Real Estate Services and Digital Education segments, combined with lower expenses related to the capitalization of Amplify Learning’s software development costs, partially offset by declines at the News and Information Services segment. Adjusted Total Segment EBITDA (as defined in Note 1) increased 18% compared to the prior year.

Net income available to News Corporation stockholders was $65 million as compared to $27 million in the prior year. Adjusted net income available to News Corporation stockholders (as defined in Note 3) was $53 million compared to $17 million in the prior year. Impairment and restructuring charges were $4 million and $27 million in the three months ended September 30, 2014 and 2013, respectively.

Net income per share available to News Corporation stockholders was $0.11 as compared to $0.05 in the prior year. Adjusted EPS (as defined in Note 3) were $0.09 compared to $0.03 in the prior year.

Free cash flow available to News Corporation improved by $83 million in the three months ended September 30, 2014 to $73 million.

SEGMENT REVIEW

	For the three months ended September 30,
	2014	2013	% Change
	(in millions)
Revenues:
News and Information Services	$1,451	$1,495	(3)%
Book Publishing	406	328	24%
Cable Network Programming	139	132	5%
Digital Real Estate Services	112	90	24%
Digital Education	42	27	56%
Other	—	—	* *

Total Revenues	$2,150	$2,072	4%

Segment EBITDA:
News and Information Services	$105	$133	(21)%
Book Publishing	55	43	28%
Cable Network Programming	32	29	10%
Digital Real Estate Services	57	44	30%
Digital Education	(24)	(51)	53%
Other(a)	(55)	(57)	4%

Total Segment EBITDA	$170	$141	21%

**	- Not meaningful

(a)	Other Segment EBITDA for the three months ended September 30, 2014 includes fees and costs, net of indemnification, related to the U.K. Newspaper Matters of $14 million. Other Segment EBITDA for the three months ended September 30, 2013 includes fees and costs related to the U.K. Newspaper Matters of $17 million.

News and Information Services

Revenues for the first quarter of fiscal 2015 decreased $44 million, or 3%, compared to the prior year. Australian newspaper revenues were relatively flat, reflecting modest advertising revenue declines and favorable foreign currency fluctuations. Total segment advertising revenues declined 7%, driven by weakness primarily in the print advertising market and the absence of results from LMG, partially offset by the benefit from foreign currency fluctuations. Circulation and subscription revenues declined 1%, primarily due to the decline in professional information business revenues at Dow Jones, the absence of results from LMG and lower print circulation volume, partially offset by cover price increases in the U.K. and at several Australian newspapers as well as higher subscription pricing at The Wall Street Journal and WSJ.com. Adjusted revenues declined 3% compared to the prior year.

Segment EBITDA decreased $28 million in the quarter, or 21%, as compared to the prior year. Results were impacted by revenue weakness at Dow Jones coupled with the sale of LMG and incremental dual rent and other facility costs related to the relocation of the Company’s London operations of $14 million, partially offset by an increase at News Corp Australia. Adjusted Segment EBITDA decreased 19% compared to the prior year.

Book Publishing

Revenues in the quarter increased $78 million, or 24%, compared to the prior year driven by the inclusion of the results of Harlequin and continued popularity of the Divergent series by Veronica Roth. The Company sold more than 3.5 million net units of the Divergent series in the quarter helped by the release of Four: A Divergent Collection. E-book revenues improved by 28% versus the prior year period, primarily driven by Harlequin, and represented 22% of consumer revenues. Segment EBITDA increased $12 million, or 28%, from the prior year due to higher revenues coupled with ongoing operational efficiencies and higher contribution to profits from e-books, as well as a modest benefit from the acquisition of Harlequin. The improvements were partially offset by approximately $5 million of transaction fees related to the acquisition of Harlequin. Adjusted revenues increased 6% and Adjusted Segment EBITDA increased 23%, compared to the prior year.

Cable Network Programming

In the first quarter of fiscal 2015, revenues increased $7 million, or 5%, compared to the prior year primarily due to higher affiliate pricing and increased subscribers. Segment EBITDA in the quarter increased $3 million, or 10%, due to higher revenues, partially offset by higher programming rights and other production costs. Adjusted revenues increased 4% and Adjusted Segment EBITDA increased 10%, compared to the prior year.

Digital Real Estate Services

Revenues in the quarter increased $22 million, or 24%, compared to the prior year, primarily reflecting higher residential listing depth product penetration and higher pricing. Segment EBITDA in the quarter increased $13 million, or 30%, compared to the prior year primarily due to the increased revenues as noted above, partially offset by higher marketing costs and $2 million of incremental costs related to the proposed acquisition of Move, Inc. (“Move”). Adjusted revenues and Adjusted Segment EBITDA increased 23% and 32%, respectively, compared to the prior year.

Digital Education

Revenues in the quarter increased $15 million, or 56%, compared to the prior year primarily due to higher revenues at Amplify Learning, driven by the adoption of early grade print and hybrid learning products, and at Amplify Access. Segment EBITDA in the quarter improved $27 million, or 53%, from the prior year, primarily due to the capitalization of Amplify Learning’s software development costs of $15 million and higher revenues.

Other

Segment EBITDA in the quarter improved by $2 million compared to the prior year, due to lower fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) of approximately $3 million.

The net expense related to the U.K. Newspaper Matters was $14 million for the three months ended September 30, 2014 as compared to $17 million for the three months ended September 30, 2013.

REVIEW OF EQUITY EARNINGS OF AFFILIATES’ RESULTS

Quarterly equity earnings from affiliates were $25 million compared to $13 million in the prior year.

	For the three months ended September 30,
	2014	2013
	(in millions)
Foxtel(a)	$25	$13
Other equity affiliates, net	—	—

Total equity earnings of affiliates	$25	$13

(a)	The Company amortized $16 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during both the three months ended September 30, 2014 and 2013. Such amortization is reflected in Equity earnings of affiliates in the Statements of Operations.

On a U.S. GAAP basis, Foxtel revenues, for the three months ended September 30, 2014, increased $10 million to $728 million from $718 million, primarily driven by the impact of foreign currency fluctuations and growth in subscriber revenues. Foxtel EBITDA increased $4 million to $225 million from $221 million due to subscriber revenue growth, partially offset by increased operating expenses resulting from the impact of foreign currency fluctuations. Total closing subscribers were approximately 2.6 million as of September 30, 2014, a 5% increase compared to the prior year period. Cable and satellite churn improved to 10.9% from 12.1% in the prior year.

Foxtel operating income for the three months ended September 30, 2014 and 2013 after depreciation and amortization of $88 million and $86 million, respectively, was $137 million and $135 million, respectively.

FREE CASH FLOW AVAILABLE TO NEWS CORPORATION

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures, and REA Group Limited (“REA Group”) free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash generated by the business after capital expenditures, which can then be used for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, strengthening the Company’s balance sheet, dividend payouts and repurchasing stock. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the three months ended September 30,
	2014	2013
	(in millions)
Net cash provided by operating activities	$183	$59
Less: Capital expenditures	(114)	(67)

	69	(8)
Less: REA Group free cash flow	(22)	(21)
Plus: Cash dividends received from REA Group	26	19

Free cash flow available to News Corporation	$73	$(10)

Free cash flow available to News Corporation in the three months ended September 30, 2014 improved by $83 million to $73 million from $(10) million in the prior year. The increase was primarily due to the overall improvement in Total Segment EBITDA and improved working capital of a combined $60 million, lower restructuring payments of $37 million, lower payments for fees and costs related to the U.K. Newspaper Matters of $20 million, coupled with increased dividends received from cost method investments of $17 million. The increases were partially offset by higher net tax payments and an increase in capital expenditures.

SUBSEQUENT EVENTS

On September 30, 2014, the Company entered into a definitive agreement to acquire all of the outstanding shares of Move for $21.00 per share in cash pursuant to a tender offer and subsequent merger. The aggregate consideration is expected to be approximately $950 million including the assumption of Move’s outstanding equity awards, settlement of outstanding indebtedness and net of cash acquired. The transaction is expected to be completed in calendar year 2014, subject to the satisfaction of customary conditions, including a minimum tender of at least a majority of the outstanding Move shares. It is anticipated that immediately following the closing of the transaction contemplated by the acquisition agreement, REA Group will acquire a 20% stake in Move. Move is a leading provider of online real estate services and would become part of the Company’s Digital Real Estate Services segment. Move operates a network of sites, including realtor.com®, the official website for the National Association of Realtors®. Move also offers a number of software and services products, including ListHubTM, which provide real estate professionals with advertising systems, productivity and lead management tools and reporting.

COMPARISON OF ADJUSTED INFORMATION TO U.S. GAAP INFORMATION

Adjusted revenues, Adjusted Total Segment EBITDA, Total Segment EBITDA, Adjusted net income available to News Corporation stockholders, Adjusted EPS and Free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of Net cash provided by operating activities to Free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30pm EST on November 5, 2014. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, cable network programming in Australia, digital real estate services, digital education, and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corporation are conducted primarily in the United States, Australia, and the United Kingdom. More information is available at: www.newscorp.com.

Contacts:

Michael Florin

Investor Relations

212-416-3363

mflorin@newscorp.com

Jim Kennedy

Corporate Communications

212-416-4064

jkennedy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except share and per share amounts)

	For the three months ended September 30,
	2014	2013
Revenues:
Advertising	$920	$958
Circulation and Subscription	683	679
Consumer	390	311
Other	157	124

Total Revenues	2,150	2,072
Operating expenses	(1,314)	(1,295)
Selling, general and administrative	(666)	(636)
Depreciation and amortization	(131)	(141)
Impairment and restructuring charges	(4)	(27)
Equity earnings of affiliates	25	13
Interest, net	17	17
Other, net	48	(441)

Income (loss) before income tax (expense) benefit	125	(438)
Income tax (expense) benefit	(37)	476

Net income	88	38
Less: Net income attributable to noncontrolling interests	(23)	(11)

Net income attributable to News Corporation stockholders	$65	$27
Less: Adjustments to Net income attributable to News Corporation stockholders – Redeemable Preferred Stock Dividends	—	—

Net income available to News Corporation stockholders	$65	$27

Weighted average shares outstanding:
Basic	580	579
Diluted	580	580
Net income available to News Corporation stockholders per share:
Basic and diluted	$0.11	$0.05

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of September 30, 2014	As of June 30, 2014
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,735	$3,145
Amounts due from 21st Century Fox	60	66
Receivables, net	1,411	1,388
Other current assets	659	671

Total current assets	4,865	5,270

Non-current assets:
Investments	2,497	2,609
Property, plant and equipment, net	2,910	3,009
Intangible assets, net	2,246	2,137
Goodwill	2,909	2,782
Other non-current assets	696	682

Total assets	$16,123	$16,489

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$272	$276
Accrued expenses	1,132	1,188
Deferred revenue	404	369
Other current liabilities	485	431

Total current liabilities	2,293	2,264

Non-current liabilities:
Retirement benefit obligations	281	272
Deferred income taxes	245	224
Other non-current liabilities	302	310
Commitments and contingencies

Redeemable preferred stock	20	20

Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,381	12,390
Retained earnings	302	237
Accumulated other comprehensive income	152	610

Total News Corporation stockholders’ equity	12,841	13,243
Noncontrolling interests	141	156

Total equity	12,982	13,399

Total liabilities and equity	$16,123	$16,489

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the three months ended September 30,
	2014	2013
Operating activities:
Net Income	$88	$38

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	131	141
Equity earnings of affiliates	(25)	(13)
Cash distributions received from affiliates	17	—
Foreign tax refund payable to 21st Century Fox	—	483
Foreign tax refund receivable, net of applicable taxes	—	(483)
Other, net	(48)	(42)
Deferred income taxes and taxes payable	21	5
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(16)	(74)
Inventories, net	46	32
Accounts payable and other liabilities	(25)	(22)
Pension and postretirement benefit plans	(6)	(6)

Net cash provided by operating activities	183	59

Investing activities:
Capital expenditures	(114)	(67)
Acquisitions, net of cash acquired	(414)	(2)
Investments in equity affiliates and other	(115)	—
Proceeds from dispositions	114	96

Net cash (used in) provided by investing activities	(529)	27

Financing activities:
Net transfers from 21st Century Fox and affiliates	—	217
Dividends paid	(17)	(12)
Other, net	(9)	—

Net cash (used in) provided by financing activities	(26)	205

Net (decrease) increase in cash and cash equivalents	(372)	291
Cash and cash equivalents, beginning of period	3,145	2,381
Exchange movement on opening cash balance	(38)	16

Cash and cash equivalents, end of period	$2,735	$2,688

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, costs associated with the U.K. Newspaper Matters and foreign currency fluctuations (“Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following table reconciles reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months ended September 30, 2014 and 2013.

	Revenues			Total Segment EBITDA
	For the three months ended September 30,			For the three months ended September 30,
	2014	2013	Difference	2014	2013	Difference
	(in millions)			(in millions)
As reported	$2,150	$2,072	$78	$170	$141	$29
Impact of acquisitions	(60)	—	(60)	1	—	1
Impact of divestitures	—	(37)	37	—	(4)	4
Impact of foreign currency fluctuations	(40)	—	(40)	(3)	—	(3)
Net impact of U.K. Newspaper Matters	—	—	—	14	17	(3)

As adjusted	$2,050	$2,035	$15	$182	$154	$28

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2014 and 2013 are as follows:

	For the three months ended September 30,
	2014	2013	% Change
	(in millions)
Adjusted Revenues:
News and Information Services	$1,417	$1,462	(3)%
Book Publishing	343	324	6%
Cable Network Programming	137	132	4%
Digital Real Estate Services	111	90	23%
Digital Education	42	27	56%
Other	—	—	—

Total Adjusted Revenues	$2,050	$2,035	1%

Adjusted Segment EBITDA:
News and Information Services	$104	$129	(19)%
Book Publishing	53	43	23%
Cable Network Programming	32	29	10%
Digital Real Estate Services	58	44	32%
Digital Education	(24)	(51)	53%
Other	(41)	(40)	(3)%

Total Adjusted Segment EBITDA	$182	$154	18%

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended September 30, 2014 and 2013.

	For the three months ended September 30, 2014
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,451	$(2)	$—	$(32)	$—	$1,417
Book Publishing	406	(58)	—	(5)	—	343
Cable Network Programming	139	—	—	(2)	—	137
Digital Real Estate Services	112	—	—	(1)	—	111
Digital Education	42	—	—	—	—	42
Other	—	—	—	—	—	—

Total Revenues	$2,150	$(60)	$—	$(40)	$—	$2,050

Segment EBITDA:
News and Information Services	$105	$1	$—	$(2)	$—	$104
Book Publishing	55	(2)	—	—	—	53
Cable Network Programming	32	—	—	—	—	32
Digital Real Estate Services	57	2	—	(1)	—	58
Digital Education	(24)	—	—	—	—	(24)
Other	(55)	—	—	—	14	(41)

Total Segment EBITDA	$170	$1	$—	$(3)	$14	$182

	For the three months ended September 30, 2013
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,495	$—	$(33)	$—	$—	$1,462
Book Publishing	328	—	(4)	—	—	324
Cable Network Programming	132	—	—	—	—	132
Digital Real Estate Services	90	—	—	—	—	90
Digital Education	27	—	—	—	—	27
Other	—	—	—	—	—	—

Total Revenues	$2,072	$—	$(37)	$—	$—	$2,035

Segment EBITDA:
News and Information Services	$133	$—	$(4)	$—	$—	$129
Book Publishing	43	—	—	—	—	43
Cable Network Programming	29	—	—	—	—	29
Digital Real Estate Services	44	—	—	—	—	44
Digital Education	(51)	—	—	—	—	(51)
Other	(57)	—	—	—	17	(40)

Total Segment EBITDA	$141	$—	$(4)	$—	$17	$154

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: Depreciation and amortization, impairment and restructuring charges, equity earnings of affiliates, interest, net, other, net, income tax (expense) benefit and net income attributable to noncontrolling interests. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The following table reconciles Total Segment EBITDA to net income.

	For the three months ended September 30,
	2014	2013	Change	% Change
	( in millions)
Revenues	$2,150	$2,072	$78	4%
Operating expenses	(1,314)	(1,295)	(19)	(1)%
Selling, general and administrative	(666)	(636)	(30)	(5)%

Total Segment EBITDA	170	141	29	21%
Depreciation and amortization	(131)	(141)	10	7%
Impairment and restructuring charges	(4)	(27)	23	85%
Equity earnings of affiliates	25	13	12	92%
Interest, net	17	17	—	—%
Other, net	48	(441)	489	* *

Income (loss) before income tax (expense) benefit	125	(438)	563	129%
Income tax (expense) benefit	(37)	476	(513)	(108)%

Net income	$88	$38	$50	132%

**	- Not meaningful

NOTE 3 – ADJUSTED NET INCOME AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, Impairment and restructuring charges, and “Other, net”, net of tax (“adjusted net income available to News Corporation stockholders and adjusted EPS”) to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The calculation of adjusted net income available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income available to News Corporation stockholders and net income per share as determined under GAAP as a measure of performance.

However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months ended September 30, 2014 and 2013.

	For the three months ended September 30, 2014		For the three months ended September 30, 2013
	Net income available to stockholders	EPS	Net income available to stockholders	EPS
	(in millions, except per share data)
As reported	$65	$0.11	$27	$0.05
U.K. Newspaper Matters	14	0.02	17	0.03
Impairment and restructuring charges	4	0.01	27	0.05
Other, net(a)	(48)	(0.08)	441	0.76
Tax impact on items above(b)	10	0.02	(495)	(0.86)
Impact of noncontrolling interest on items included in Other, net above	8	0.01	—	—

As adjusted	$53	$0.09	$17	$0.03

(a)	Other, net for the three months ended September 30, 2014 primarily includes gain on the sale of marketable securities and dividends received from cost method investments. Other, net for the three months ended September 30, 2013 primarily includes a foreign tax refund payable to 21st Century Fox, offset by a gain on third party pension contribution.
(b)	Tax impact on items above for the three months ended September 30, 2013 primarily includes a foreign tax refund receivable of $483 million which has an offsetting payable to 21st Century Fox included within Other, net above.